Exhibit 10.4

SUBORDINATION AGREEMENT

This SUBORDINATION AGREEMENT (this “Agreement”) is dated as of October 5, 2018, and entered into by and among ACF FINCO I LP, a Delaware limited partnership, in its capacity as administrative agent under the Senior Loan Documents (as defined herein) (in such capacity, together with its successors and assigns in such capacity from time to time, “Senior Agent”), WILMINGTON SAVINGS FUND SOCIETY, FSB, in its capacity as administrative agent under the Senior Subordinated Loan Documents (as defined herein) (in such capacity, together with its successors and assigns in such capacity from time to time, the “Senior Subordinated Agent”), and WILMINGTON SAVINGS FUND SOCIETY, FSB, in its capacity as administrative agent under the Junior Subordinated Loan Documents (as defined herein) (in such capacity, together with its successors and assigns in such capacity from time to time, the “Junior Subordinated Agent”).

RECITALS

A NUVERRA ENVIRONMENTAL SOLUTIONS, INC., a Delaware corporation (the “Borrower”), the lenders from time to time parties thereto, and the Senior Agent have entered into that certain First Lien Credit Agreement, dated as of August 7, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Senior Credit Agreement”);

B Pursuant to that certain Guaranty and Security Agreement, dated as of August 7, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Senior Guaranty”), the Guarantors (as defined herein) have guaranteed the Obligations (as defined in the Senior Credit Agreement);

C The obligations of (i) the Borrower under the Senior Credit Agreement and (ii) the Guarantors under the Senior Guaranty are secured on a senior priority basis by liens on substantially all of the assets of the Borrower and the Guarantors, pursuant to the terms of certain of the Senior Loan Documents;

D The Borrower, the lenders from time to time party thereto, and the Senior Subordinated Agent have entered into that certain Second Lien Term Loan Credit Agreement, dated as of August 7, 2017 (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement, the “Senior Subordinated Credit Agreement”);

E Pursuant to that certain Second Lien Guaranty and Security Agreement, dated as of August 7, 2017 (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement, the “Senior Subordinated Guaranty”), the Guarantors have guaranteed the Obligations (as defined in the Senior Subordinated Credit Agreement);

F The obligations of (i) the Borrower under the Senior Subordinated Credit Agreement and (ii) the Guarantors under the Senior Subordinated Guaranty are secured on a junior priority basis by liens on substantially all of the assets of the Borrower and the Guarantors, pursuant to the terms of certain of the Senior Subordinated Loan Documents;

G The Borrower, the lenders from time to time parties thereto, and the Junior Subordinated Agent have entered into that certain subordinated Bridge Term Loan Credit Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Junior Subordinated Credit Agreement”);

H Pursuant to that certain Guaranty Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement, the “Junior Subordinated Guaranty”), the Guarantors have guaranteed the Obligations (as defined in the Junior Subordinated Credit Agreement);

I The Senior Credit Agreement and the Senior Subordinated Credit Agreement require that the Secured Obligations (as defined herein) be senior and prior in right of payment to the Junior Subordinated Obligations (as defined herein) as set forth in this Agreement; and

J The Junior Subordinated Agent and the other Junior Subordinated Claimholders have agreed to the subordination of the Junior Subordinated Obligations to the Secured Obligations.

The Senior Agent, the Senior Subordinated Agent and each of the Junior Subordinated Claimholders hereby agree as follows:

1. Definitions.

(a) Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now or hereafter in effect, or any successor statute.

“Blockage Period” means, with respect to any Default Event, the period from and including the date of the occurrence of the Default Event until the earlier of (a) the date on which the Junior Subordinated Agent receives a written waiver of (or acknowledgment of the cure of) the Default Event from the applicable Secured Agent under the Secured Loan Document to which such Default Event relates (which shall concurrently send such waiver or acknowledgment to the other Secured Agent) and (b) the Discharge of the Secured Obligations.

“Borrower” has the meaning set forth in the recitals to this Agreement.

“Business Day” means any day excluding Saturday, Sunday, and any day which is a legal holiday under the laws of the State of New York or which is a day on which the Controlling Agent is otherwise closed for transacting business with the public.

“Collateral” means all assets and property (whether real, personal, or mixed) now owned or hereafter acquired by any Obligor in or upon which a Lien is granted under any of the Secured Loan Documents and all products and proceeds of any of the foregoing.

“Controlling Agent” means, at all times prior to the Discharge of the Secured Obligations in respect of the Senior Obligations, the Senior Agent, and at all times thereafter, the Senior Subordinated Agent.

“Default” means, as the context may require, a “Default” as defined in the Senior Credit Agreement, the Senior Subordinated Credit Agreement or any Junior Subordinated Loan Document.

“Default Event” means the occurrence and continuation of any Default or Event of Default under any of the Secured Loan Documents.

“Discharge of the Secured Obligations” means, except to the extent otherwise expressly provided in Section 8,

(a) payment in full in cash of the Secured Obligations (other than outstanding Letters of Credit and unasserted contingent indemnification obligations as to which no claim is known or determinable);

(b) termination or expiration of all commitments to extend credit that would constitute Secured Obligations; and

(c) in the case of the Senior Obligations, termination or cash collateralization (in an amount and in the manner required by the Senior Credit Agreement) of all outstanding Letters of Credit.

“Discharge of the Junior Subordinated Obligations” means the payment in full of the Junior Subordinated Obligations (other than unasserted contingent indemnification obligations as to which no claim is known or determinable), either by exchanging all such Junior Subordinated Obligations into Qualified Equity Interests of the Borrower or by payment in full of such Junior Subordinated Obligations in cash solely with the proceeds of an issuance of Qualified Equity Interests of the Borrower.

“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition (a) mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the Discharge of the Secured Obligations, (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provide for the scheduled payments of dividends in cash, or (d) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after February 7, 2021.

“Distribution” means any payment or distribution by any Person of assets of any kind or character (whether in cash, securities, assets, by set-off, or otherwise and including by purchase redemption or other acquisition).

“Enforcement Action” means (a) any demand or request for any payment or Distribution, any commencement of any litigation or other similar proceeding, any acceleration of the Junior Subordinated Obligations, or the commencement of any other remedy, in each case in respect of the Junior Subordinated Obligations, or (b) any commencement of, or joinder with any creditor in commencing, any Insolvency Proceeding against any Obligor or any assets of any Obligor.

“Equity Interests” means, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the United States Securities and Exchange Commission, and any successor thereto, under the Securities Exchange Act of 1934, as in effect from time to time).

“Event of Default” means, as the context may require, an “Event of Default” as defined in the Senior Credit Agreement, the Senior Subordinated Credit Agreement or the Junior Subordinated Credit Agreement.

“Guarantors” means each Person that is a guarantor of the Secured Obligations or the Junior Subordinated Obligations.

“Junior Subordinated Agent” has the meaning set forth in the preamble to this Agreement.

“Junior Subordinated Claimholders” means, at any relevant time, individually and collectively, the Junior Subordinated Agent and any other holders of the Junior Subordinated Obligations from time to time.

“Junior Subordinated Credit Agreement” has the meaning set forth in the recitals to this Agreement.

“Junior Subordinated Guaranty” has the meaning set forth in the recitals to this Agreement.

“Junior Subordinated Loan Documents” means the Junior Subordinated Credit Agreement, the Junior Subordinated Guaranty and the other documents, instruments, or agreements executed in connection therewith, as amended, restated, supplemented, or otherwise modified in accordance with the provisions of this Agreement.

“Junior Subordinated Maturity Date” means the earlier to occur of (a) the date on which the Rights Offering has been consummated and (b) April 5, 2019.

“Junior Subordinated Obligations” means collectively, all Obligations (as defined in the Junior Subordinated Credit Agreement) and all other obligations owing, due, or secured under the terms of the Junior Subordinated Credit Agreement, or any other Junior Subordinated Loan Document, whether now existing or arising hereafter, including all principal, premium, interest, fees, attorneys’ fees, costs, charges, expenses, reimbursement obligations, indemnities, guarantees, and all other amounts payable under or secured by any Junior Subordinated Loan Document or in respect thereof (including, in each case, all amounts accruing on or after the commencement of any Insolvency Proceeding relating to any Obligor, or that would have accrued or become due under the terms of the Junior Subordinated Loan Documents but for the effect of the Insolvency Proceeding or other applicable law, and irrespective of whether a claim for all or any portion of such amounts is allowable or allowed in such Insolvency Proceeding).

“Lien” means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including any conditional sale or title retention arrangement, any Capital Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

“Obligors” means the Borrower, the Guarantors, and each other Person that may from time to time execute and deliver a Secured Loan Document or a Junior Subordinated Loan Document as a “debtor”, “borrower”, “guarantor”, “obligor”, “grantor”, or “pledgor” (or the equivalent thereof), and “Obligor” means any one of them.

“Permitted Subordinated Debt Payments” means (a) regularly scheduled monthly cash payments of interest (but excluding default interest paid or payable in cash) on the Junior Subordinated Obligations, (b) payments in the form of Reorganization Securities, (c) reimbursement of reasonable and documented out-of-pocket costs and expenses and indemnity payments, in each case, due and owing to any Junior Subordinated Claimholder in accordance with the terms of the Junior Subordinated Loan Documents, (d) payments in the form of Qualified Equity Interests of the Borrower, and (e) on the Junior Subordinated Maturity Date, a one-time cash payment in an amount not to exceed the amount necessary to effectuate the Discharge of the Junior Subordinated Obligations, solely with proceeds received from the issuance of Qualified Equity Interests of the Borrower, provided, in the case of each of clauses (a) through (e), only if such payments are payments made in accordance with the terms of the Junior Subordinated Loan Documents.

“Person” means any natural person, corporation, limited liability company, limited partnership, general partnership, limited liability partnership, joint venture, trust, land trust, business trust, or other organization, irrespective of whether such organization is a legal entity, and shall include a government and any agency or political subdivision thereof.

“Qualified Equity Interests” means and refers to any Equity Interests issued by Borrower (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, supplement, restructure, replace, refund or repay, or to issue other indebtedness in exchange or replacement for such indebtedness, in whole or in part, whether with the same or different lenders, arrangers or agents. “Refinanced” and “Refinancing” shall have correlative meanings.

“Reorganization Securities” means any debt or equity securities of any Obligor or any other Person, which securities are provided for by a plan of reorganization, composition, arrangement, adjustment or readjustment of such Obligor, which plan has been adopted pursuant to a proceeding under the Bankruptcy Code or other federal or state judicial proceeding and confirmed or approved by the court having jurisdiction of such proceeding; provided that (a) in the case of equity securities, if such equity securities provide for mandatory redemption or mandatory dividend payments, the payment thereof shall be subordinated in right of payment, at least to the extent provided in this Agreement with respect to the Junior Subordinated Obligations, to the payment of all Secured Obligations and to the payment of all debt or equity securities issued in exchange for the Secured Obligations to the holders of Secured Obligations, and (b) in the case of debt securities, any payment in respect of such debt securities shall be subordinated in right of payment, at least to the extent provided in this Agreement with respect to the Junior Subordinated Obligations, to the payment of all Secured Obligations and to the payment of all debt or equity securities issued in exchange for the Secured Obligations to the holders of Secured Obligations.

“Secured Agents” means the Senior Agent and the Senior Subordinated Agent.

“Secured Claimholders” means the Senior Claimholders and the Senior Subordinated Claimholders.

“Secured Loan Documents” means the Senior Loan Documents and the Senior Subordinated Loan Documents.

“Secured Obligations” means the Senior Obligations and the Senior Subordinated Obligations.

“Senior Agent” has the meaning set forth in the preamble to this Agreement.

“Senior Claimholders” means, at any relevant time, individually and collectively, the Senior Agent, the Senior Lenders, or any other holders of the Senior Obligations at that time.

“Senior Credit Agreement” has the meaning set forth in the recitals to this Agreement.

“Senior Guaranty” has the meaning set forth in the recitals to this Agreement.

“Senior Lenders” means the “Lenders” under and as defined in the Senior Credit Agreement.

“Senior Loan Documents” means the Senior Credit Agreement, the Senior Guaranty and each of the other Loan Documents (as such term is defined in the Senior Credit Agreement).

“Senior Obligations” means all Obligations (as defined in the Senior Credit Agreement) and all other obligations owing, due, or secured under the terms of the Senior Credit Agreement or any other Senior Loan Document, including all principal, premium, interest, fees, attorneys’ fees, costs, charges, expenses, reimbursement obligations, any other indemnities, or guarantees, and all other amounts payable under any Senior Loan Document or in respect thereof (including, in each case, all amounts accruing on or after the commencement of any Insolvency Proceeding relating to any Obligor, or that would have accrued or become due under the terms of the Senior Loan Documents but for the effect of the Insolvency Proceeding or other applicable law, and irrespective of whether a claim for all or any portion of such amounts is allowable or allowed in such Insolvency Proceeding).

“Senior Recovery” has the meaning set forth in Section 5(e).

“Senior Subordinated Agent” has the meaning set forth in the preamble to this Agreement.

“Senior Subordinated Claimholders” means, at any relevant time, individually and collectively, the Senior Subordinated Agent and any other holders of the Senior Subordinated Obligations from time to time.

“Senior Subordinated Credit Agreement” has the meaning set forth in the recitals to this Agreement.

“Senior Subordinated Guaranty” has the meaning set forth in the recitals to this Agreement.

“Senior Subordinated Loan Documents” means the Senior Subordinated Credit Agreement, the Senior Subordinated Guaranty and the other documents, instruments, or agreements executed in connection therewith, as amended, restated, supplemented, or otherwise modified in accordance with the provisions of this Agreement.

“Senior Subordinated Obligations” means collectively, all Obligations (as defined in the Senior Subordinated Credit Agreement) and all other obligations owing, due, or secured under the terms of the Senior Subordinated Credit Agreement, or any other Senior Subordinated Loan Document, whether now existing or arising hereafter, including all principal, premium, interest, fees, attorneys’ fees, costs, charges, expenses, reimbursement obligations, indemnities, guarantees, and all other amounts payable under or secured by any Senior Subordinated Loan Document or in respect thereof (including, in each case, all amounts accruing on or after the commencement of any Insolvency Proceeding relating to any Obligor, or that would have accrued or become due under the terms of the Senior Subordinated Loan Documents but for the effect of the Insolvency Proceeding or other applicable law, and irrespective of whether a claim for all or any portion of such amounts is allowable or allowed in such Insolvency Proceeding).

“Standstill Notice” means a written notice from the Controlling Agent to the Subordinated Agent referencing the Event of Default that has occurred under any of the Senior Loan Documents and specifically designating such notice as a “Standstill Notice”.

“Standstill Period” means the period from and including the date of receipt by the Subordinated Agent of a Standstill Notice until the first to occur of (a) the date on which the Controlling Agent has expressly waived or acknowledged the cure of all Events of Default under the Senior Loan Documents that gave rise to such Standstill Period, (b) the date of acceleration of the Senior Obligations, (c) the commencement of an Insolvency Proceeding, or (d) the Discharge of the Secured Obligations.

“Subsidiary” of a person means a corporation, partnership, limited liability company, or other entity in which that person directly or indirectly owns or controls the shares of capital stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

(b) Terms Defined in the Senior Credit Agreement. Any term used in this Agreement and not defined in this Agreement has the meaning set forth in the Senior Credit Agreement.

(c) Rules of Construction. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. The words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The term “or” shall be construed to have, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” Unless the context requires otherwise: (1) except as otherwise provided herein, any definition of or reference to any agreement, instrument, or other document herein shall be construed as referring to such agreement, instrument, or other document as from time to time amended, restated, modified or Refinanced; (2) any definition of or reference to Secured Obligations or the Junior Subordinated Obligations herein shall be construed as referring to the Secured Obligations or the Junior Subordinated Obligations (as applicable) as from time to time amended, restated, modified or Refinanced; (3) any reference herein to any person shall be construed to include such person’s successors and assigns; (4) the words “herein,” “hereof,” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (5) all references herein to Sections shall be construed to refer to Sections of this Agreement; (6) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights; and (7) any reference to any agreement, instrument, or other document herein “as in effect on the date hereof” shall be construed as referring to such agreement, instrument, or other document without giving effect to any amendment, restatement, supplement, modification, or Refinance after the date hereof.

2. Payment Subordination.

(a) Subordination. Except as set forth in Section 2(b), unless and until the Discharge of the Secured Obligations shall have occurred, no Junior Subordinated Claimholder shall accept, take, or receive by payment or prepayment, directly or indirectly, from any Obligor or any other Person any Distribution which may now or hereafter be owing to such Junior Subordinated Claimholder on account of any of the Junior Subordinated Obligations.

(b) Permitted Payments. Prior to the Junior Subordinated Maturity Date, so long as no Blockage Period is in effect, the Borrower may pay to the Junior Subordinated Claimholders, and the Junior Subordinated Claimholders may accept and receive on account of the Junior Subordinated Obligations, Permitted Subordinated Debt Payments. On the Junior Subordinated Maturity Date, the Borrower may either (i) issue Qualified Equity Interests of the Borrower to the applicable Junior Subordinated Claimholders or (ii) make a one-time cash payment, solely with proceeds received from the issuance of Qualified Equity Interests of the Borrower, in each case, in an amount not to exceed the amount necessary to effectuate the Discharge of the Junior Subordinated Obligations.

(c) Blockage Period.

(1) No Obligor shall make, and no Junior Subordinated Claimholder shall accept, take or receive by payment or prepayment, directly or indirectly from any Obligor or any other Person any Distribution which may now or hereafter be owing to such Junior Subordinated Claimholder on account of any of the Junior Subordinated Obligations during any Blockage Period.

(2) Notwithstanding the foregoing, (A) the existence of a Blockage Period shall not prevent Junior Subordinated Claimholders from receiving Permitted Subordinated Debt Payments pursuant to clause (b), (c) or (d) of the definition thereof, in each case, to the extent constituting Permitted Subordinated Debt Payments and (B) on the Junior Subordinated Maturity Date, the existence of a Blockage Period shall not prevent Junior Subordinated Claimholders from receiving Permitted Subordinated Debt Payments pursuant to clause (e) of the definition thereof.

3. Acknowledgement; Consent; Prohibition on Lien; and Subordination. The Junior Subordinated Agent and each of the other Junior Subordinated Claimholders hereby (w) acknowledges that the Obligors, prior to the date hereof, have granted Liens on the Collateral in favor of each Secured Agent to secure the applicable Secured Obligations, (x) consents, anything to the contrary contained in the Junior Subordinated Loan Documents notwithstanding, to the grant by the Obligors of the Liens on the Collateral to secure the Secured Obligations, (y) represents and warrants that no portion of the Junior Subordinated Obligations is secured by a Lien on any assets of any Obligor, and (z) agrees that it shall not obtain any Liens on any assets of any Obligor to secure any of the Junior Subordinated Obligations. In the event that, notwithstanding the foregoing, any Junior Subordinated Obligations shall become secured by any Lien on any of the assets of any Obligor, then, notwithstanding (i) the date, time, method, manner or order of grant, attachment, or perfection of any Liens granted to any Secured Agent (or any Secured Claimholder) or any Junior Subordinated Claimholder in respect of all or any portion of the Collateral, (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any Secured Agent (or any Secured Claimholder) or any Junior Subordinated Claimholder in any Collateral, (iii) any provision of the UCC, any other applicable law, any of the Secured Loan Documents or any of the Junior Subordinated Loan Documents, (iv) whether the Liens securing the Secured Obligations are valid, enforceable, void, avoidable, subordinated, disputed, or allowed, or (v) any other circumstance whatsoever, the Senior Agent, on behalf of itself and the Senior Claimholders, the Senior Subordinated Agent, on behalf of itself and the Senior Subordinated Claimholders, and the Junior Subordinated Agent and each of the other Junior Subordinated Claimholders hereby agree that, unless the Discharge of the Secured Obligations has occurred:

(a) any such Lien with respect to all or any portion of the Collateral securing any Junior Subordinated Obligations shall be null and void ab initio;

(b) the Junior Subordinated Agent and the other Junior Subordinated Claimholders immediately shall take all actions necessary to release such Lien;

(c) each of the Junior Subordinated Agent and the other Junior Subordinated Claimholders hereby irrevocably authorize, empower and appoint the Controlling Agent its agent and attorney-in-fact to take all actions necessary to release such Lien;

(d) any Lien with respect to all or any portion of the Collateral securing any Secured Obligations now or hereafter held by or on behalf of, or created for the benefit of, any Secured Claimholder or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation, or otherwise, shall be senior in all respects and prior to any Lien with respect to all or any portion of the Collateral securing any Junior Subordinated Obligations; and

(e) any Lien with respect to all or any portion of the Collateral securing any Junior Subordinated Obligations now or hereafter held by or on behalf of, or created for the benefit of any Junior Subordinated Claimholder or any agent or trustee therefor regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation, or otherwise, shall be junior and subordinate in all respects to all Liens with respect to all or any portion of the Collateral securing any Secured Obligations.

4. Enforcement Actions.

(a) No Junior Subordinated Claimholder shall take any Enforcement Action with respect to any of the Junior Subordinated Obligations, except as permitted in this Section 4(a) and in Section 4(b). Each Junior Subordinated Claimholder shall give each Secured Agent prompt written notice of the occurrence of any Default or Event of Default under any Junior Subordinated Loan Document as required by Section 7(c) hereof. No Junior Subordinated Claimholder may take any Enforcement Action with respect to the Junior Subordinated Obligations during any Standstill Period. Upon the expiration of the Standstill Period and upon providing a Controlling Agent with five (5) Business Days’ prior written notice, subject to Section 4(b) hereof, the Junior Subordinated Claimholders may take any Enforcement Action.

(b) Permitted Actions by Junior Subordinated Claimholders. Notwithstanding anything to the contrary in this Section 4, the Junior Subordinated Agent and any other Junior Subordinated Claimholder may take any of the following actions:

(1) if an Insolvency Proceeding has been commenced by or against any Obligor, file a claim or statement of interest with respect to the Junior Subordinated Obligations;

(2) file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding, or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Junior Subordinated Agent or any Junior Subordinated Claimholder; and

(3) vote on any plan of reorganization (so long as such Junior Subordinated Claimholder does not vote in favor of a plan of reorganization that is inconsistent with the priorities or other provisions of this Agreement), file any proof of claim, make other filings and motions that are, in each case, in accordance with the terms of this Agreement, with respect to the Junior Subordinated Obligations; and

(4) bid for or purchase Collateral (as defined in the Secured Loan Documents) at any public, private, or judicial foreclosure upon such Collateral initiated by any Senior Claimholder, or any sale of Collateral during an Insolvency Proceeding; provided that such bid may not include a “credit bid” in respect of any Junior Subordinated Obligations except to the extent that such “credit bid” causes the Discharge of the Secured Obligations.

5. Enforceability; Liquidation, Dissolution, Bankruptcy.

(a) This Agreement shall be applicable both before and after the commencement of any Insolvency Proceeding and all converted or succeeding cases in respect thereof. Accordingly, the provisions of this Agreement are intended to be and shall be enforceable as a subordination agreement within the meaning of Section 510 of the Bankruptcy Code.

(b) Neither the Junior Subordinated Agent nor any other Junior Subordinated Claimholder shall object to, oppose, or challenge any claim by the Secured Agent or any other Secured Claimholder for allowance in any Insolvency Proceeding of Secured Obligations consisting of post-petition interest, fees, or expenses.

(c) None of the Junior Subordinated Claimholders shall object to, oppose, support any objection, or take any other action to impede, the right of any Secured Claimholder to make an election under Section 1111(b)(2) of the Bankruptcy Code. Each Junior Subordinated Claimholder waives any claim it may hereafter have against any Secured Claimholder arising out of the election by any Secured Claimholder of the application of Section 1111(b)(2) of the Bankruptcy Code.

(d) Nothing contained herein shall prohibit or in any way limit the Secured Agents or any other Secured Claimholder from objecting in any Insolvency Proceeding involving an Obligor to any action taken by the Junior Subordinated Agent or any of the other Junior Subordinated Claimholders which is inconsistent with or in breach of the terms of this Agreement, including, if it is inconsistent with the terms of this Agreement, the seeking by any Junior Subordinated Claimholder of adequate protection or the assertion by any Junior Subordinated Claimholder of any of their rights and remedies under the Junior Subordinated Loan Documents. Except as restricted by the terms of this Agreement, and subject to the terms hereof, the Junior Subordinated Agent and each Junior Subordinated Claimholder may exercise during an Insolvency Proceeding involving any Obligor any rights and remedies that the Junior Subordinated Agent or such Junior Subordinated Claimholder would have as an unsecured creditor of such Obligor in accordance with the terms of the Junior Subordinated Loan Documents and applicable law.

(e) If any Secured Claimholder is required in any Insolvency Proceeding or otherwise to turn over, disgorge or otherwise pay to the estate of any Obligor any amount paid in respect of the Secured Obligations (a “Senior Recovery”), then such Secured Claimholder shall be entitled to a reinstatement of Secured Obligations with respect to all such recovered amounts, and all rights, interests, priorities and privileges recognized in this Agreement shall apply with respect to any such Senior Recovery. If this Agreement shall have been terminated prior to such Senior Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the parties hereto from such date of reinstatement.

(f) The Junior Subordinated Claimholders shall not propose or support any plan of reorganization that is inconsistent with the priorities or other provisions of this Agreement.

(g) Upon (1) any acceleration of the principal amount due on any Junior Subordinated Obligations which has not been rescinded or revoked, or (2) any payment or distribution of assets of any Obligor, of any kind or character, whether in cash, property or securities, following commencement of an Insolvency Proceeding, there shall be a Discharge of the Secured Obligations before any Distribution (other than Reorganization Securities) is made on account of any of the Junior Subordinated Obligations. Following commencement of an Insolvency Proceeding, any Distribution in respect of the Junior Subordinated Obligations to which a Junior Subordinated Claimholder would be entitled, except as otherwise provided in this Agreement, shall be paid by any Obligor or any other Person making such Distribution, or by any Junior Subordinated Claimholder having received such Distribution, directly to the Controlling Agent, to the extent necessary to result in the Discharge of the Secured Obligations, before any Distribution (other than Reorganization Securities) on account of any Junior Subordinated Obligation is made to the Junior Subordinated Agent or any other Junior Subordinated Claimholder.

(h) In any Insolvency Proceeding by or against an Obligor, the Controlling Agent may, and is hereby irrevocably authorized and empowered (in its own name or in the name of Junior Subordinated Claimholders or otherwise), but shall have no obligation to (1) demand, sue for, collect and receive every payment or distribution referred to in this Section 5 and give acquittance therefor and (2) file claims and proofs of claim in respect of the Junior Subordinated Obligations, provided that the Controlling Agent may only file claims and proofs of claims in respect of the Junior Subordinated Obligations if (x) the Junior Subordinated Agent has failed to file such claims and proofs of claim and (y) there shall remain not more than ten (10) days before such action is barred, prohibited or otherwise cannot be taken.

(i) Each of the Junior Subordinated Agent and each other Junior Subordinated Claimholder agrees not to initiate, prosecute or participate in any claim, action or other proceeding challenging the enforceability, validity, perfection or priority of the Secured Obligations or any liens and security interests securing the Secured Obligations.

(j) In the event that, notwithstanding the foregoing provisions of this Section 5, any Distribution in respect of the Junior Subordinated Obligations prohibited by this Agreement shall be received by any Junior Subordinated Claimholder before there has been a Discharge of the Secured Obligations, such Distribution shall be held in trust for the benefit of and shall be paid over to or delivered to the Controlling Agent, until there has been a Discharge of the Secured Obligations.

6. Waivers by Junior Subordinated Claimholders.

(a) Secured Obligations.

(1) All Secured Obligations at any time incurred by any Obligor shall be deemed to have been incurred, and all Secured Obligations held by any Secured Claimholder shall be deemed to have been extended, acquired or obtained, as applicable, in reliance upon this Agreement, and each Junior Subordinated Claimholder hereby waives (A) notice of acceptance, or proof of reliance, by any of the Secured Claimholders of this Agreement, and (B) notice of the existence, renewal, extension, accrual, creation, or non-payment of all or any part of the Secured Obligations. Nothing contained in this Agreement shall preclude any of the Secured Claimholders from discontinuing the extension of credit to any Obligor (whether under the Secured Loan Documents or otherwise) or from taking (without notice to any Junior Subordinated Claimholder, any Obligor, or any other Person) any other action in respect of the Secured Obligations which such Secured Claimholder is otherwise entitled to take with respect to the Secured Obligations.

(2) If any Secured Agent or any other Secured Claimholder honors (or fails to honor) a request by the Borrower for an extension of credit pursuant to any of the Secured Loan Documents, whether such Secured Agent or such Secured Claimholder has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of the Junior Subordinated Loan Documents or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if such Secured Agent or such Secured Claimholder otherwise should exercise any of its contractual rights or remedies under the Secured Loan Documents (subject to the express terms and conditions hereof), neither such Secured Agent nor any Secured Claimholder shall have any liability whatsoever to any Junior

Subordinated Claimholder as a result of such action, omission, or exercise. Each Secured Agent will be entitled to manage and supervise its loans and extensions of credit under the Secured Loan Documents as each Secured Agent may, in its sole discretion, deem appropriate. Each Secured Agent and each Secured Claimholder may, from time to time, enter into agreements and settlements with Obligors as it may determine in its sole discretion without impairing any of the subordinations, priorities, rights or obligations of the parties under this Agreement, including, without limitation, releasing any Obligor. Each Junior Subordinated Claimholder waives any and all rights it may have to require any Secured Agent or any other Secured Claimholder to marshal assets, to exercise rights or remedies in a particular manner, or to forbear from exercising such rights and remedies in any particular manner or order.

(b) Notice of Acceptance and Other Waivers. To the fullest extent permitted by applicable law, each Junior Subordinated Claimholder hereby waives: (1) notice of acceptance hereof; (2) notice of any loans or other financial accommodations made or extended under any of the Secured Loan Documents, or the creation or existence of any Secured Obligations; (3) notice of the amount of the Secured Obligations; (4) notice of any adverse change in the financial condition of any Obligor or of any other fact that might increase the Junior Subordinated Agent’s or any other Junior Subordinated Claimholder’s risk hereunder; (5) notice of presentment for payment, demand, protest, and notice thereof as to any instrument among the Secured Loan Documents; (6) notice of any Default or Event of Default under the Secured Loan Documents or otherwise relating to the Secured Obligations; and (7) all other notices (except if such notice is specifically required to be given to the Junior Subordinated Agent under this Agreement) and demands to which the Junior Subordinated Agent or any other Junior Subordinated Claimholder might otherwise be entitled.

(c) Lawsuits; Defenses; Setoff. To the fullest extent permitted by applicable law, each Junior Subordinated Claimholder waives (1) the right by statute or otherwise to require any Secured Agent or any other Secured Claimholder to institute suit against any Obligor or to exhaust any rights and remedies which any Secured Agent or any Secured Claimholder has or may have against any Obligor; (2) any defense arising by reason of any disability or other defense (other than the defense that the Discharge of the Secured Obligations has occurred) of any Obligor or by reason of the cessation from any cause whatsoever of the liability of such Obligor in respect thereof; (3) any rights to assert against any Secured Agent or any other Secured Claimholder any defense (legal or equitable), set-off, counterclaim, or claim which the Junior Subordinated Agent or any Junior Subordinated Claimholder may now or at any time hereafter have against any Obligor or any other party liable to any Secured Agent, any other Secured Claimholder, the Junior Subordinated Agent or any other Junior Subordinated Claimholder; (4) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of any Secured Obligations, any Junior Subordinated Obligations or any security for either; (5) any defense arising by reason of any claim or defense based upon an election of remedies by any Secured Agent or any other Secured Claimholder; and (6) the benefit of any statute of limitations affecting the Junior Subordinated Agent’s or any other Junior Subordinated Claimholder’s obligations hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Secured Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to the Junior Subordinated Agent’s or such Junior Subordinated Claimholder’s obligations hereunder.

(d) Subrogation. Solely after the Discharge of the Secured Obligations shall have occurred, the Junior Subordinated Agent and the other Junior Subordinated Claimholders shall be subrogated to the rights of the Secured Agents and the other Secured Claimholders to the extent that distributions otherwise payable to the Junior Subordinated Claimholders have been applied to the payment of the Secured Obligations in accordance with the provisions of this Agreement. The Secured Agents and the other Secured Claimholders shall have no obligation or duty to protect any Junior Subordinated Claimholder’s rights of subrogation arising pursuant to this Agreement or under any applicable law, nor shall any Secured Agent or any other Secured Claimholder be liable for any loss to, or impairment of, any subrogation rights held by any Junior Subordinated Claimholder.

(e) ELECTION OF REMEDIES. WITHOUT LIMITING THE GENERALITY OF ANY OTHER WAIVER OR OTHER PROVISION SET FORTH IN THIS AGREEMENT, EACH JUNIOR SUBORDINATED CLAIMHOLDER WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS AND DEFENSES ARISING OUT OF AN ELECTION OF REMEDIES BY ANY SECURED AGENT OR ANY OTHER SECURED CLAIMHOLDERS, EVEN THOUGH THAT ELECTION OF REMEDIES HAS DESTROYED THE RIGHTS OF SUBROGATION OF THE JUNIOR SUBORDINATED AGENT AND THE OTHER JUNIOR SUBORDINATED CLAIMHOLDERS AND REIMBURSEMENT AGAINST ANY OBLIGOR BY THE OPERATION OF ANY APPLICABLE LAW.

7. Amendments; Refinancing, Notice of Default.

(a) Secured Loan Documents. The Secured Loan Documents may be amended, restated, waived, supplemented, restructured or otherwise modified in accordance with their terms and the Secured Obligations may be Refinanced, in each case without notice to, or the consent of, Junior Subordinated Agent or any Junior Subordinated Claimholder, all without affecting any provisions of this Agreement; provided, however, that no such amendment, restatement, Refinancing or other modification shall add or modify any direct restriction on any required payment of the Junior Subordinated Obligations that by its express terms conflicts with an express provision of this Agreement, without the prior written consent of the Junior Subordinated Agent. Any assignee or transferee of any Secured Agent or any other Secured Claimholder shall bind themselves in a writing for the benefit of the Junior Subordinated Claimholders, to the terms of this Agreement. Notwithstanding the failure to execute or deliver any such agreement described in this Section 7(a), the subordination effected hereby shall survive any sale, assignment, disposition or other transfer of all or any portion of the Secured Obligations, and the terms of this Agreement shall be binding upon the successors and assigns of each Secured Agent and each other Secured Claimholder, as provided in Section 20 below.

(b) Junior Subordinated Loan Documents. Each Junior Subordinated Claimholder agrees that none of the Junior Subordinated Loan Documents or any other document, instrument, or agreement evidencing all or any part of the Junior Subordinated Obligations may be amended, restated, supplemented, Refinanced, or otherwise modified without the prior written consent of the Senior Agent, to the extent that such amendment, restatement, Refinancing or other modification would (1) increase the maximum principal amount of the Junior Subordinated Obligations (other than as may result from the accrual of unpaid interest, fees, expenses and indemnities, in each case, pursuant to the terms of the Junior Subordinated Loan Documents) to an amount in excess of $32,500,000, (2) increase the rate of interest on any of the Junior Subordinated Obligations, except in connection with the imposition of a default rate of interest in accordance with the terms of the Junior Subordinated Loan Documents (as in effect on the date hereof), (3) change or add any event of default or any covenant with respect to the Junior Subordinated Obligations in a manner adverse to any Obligor or to the interests of any of the Secured Claimholders, (4) change or amend any other term of any Junior Subordinated Loan Document if such change or amendment would (i) result in an “Event of Default” under any of the Secured Loan Documents, (ii) materially increase the obligations of any Obligor, or (iii) confer additional material rights on the Junior Subordinated Claimholders, or (5) amend the date upon which payments of principal or interest on the Junior Subordinated Obligations are due or change any redemption or prepayment provisions of the Junior Subordinated Obligations. Any assignee or transferee of the Junior Subordinated Agent or any other Junior Subordinated Claimholder shall bind themselves in a writing for the benefit of the Secured Claimholders, to the terms of this Agreement. Notwithstanding the failure to execute or deliver any such agreement described in this Section 7(b), the subordination effected hereby shall survive any sale, assignment, disposition or other transfer of all or any portion of the Junior Subordinated Obligations, and the terms of this Agreement shall be binding upon the successors and assigns of the Junior Subordinated Agent and each other Junior Subordinated Claimholder, as provided in Section 20 below.

(c) Notice of Default or Event of Default. Each Junior Subordinated Claimholder shall give each Secured Agent prompt written notice of the occurrence of any Default or Event of Default under any Junior Subordinated Loan Document upon the earlier to occur of (i) the date of receipt by such Junior Subordinated Claimholder of notice of such Default or Event of Default from any Obligor or any other Person and (ii) the date on which such Junior Subordinated Claimholder obtains knowledge of the existence of such Default or Event of Default.

8. When Discharge of the Secured Obligations Deemed to Not Have Occurred. If any Obligor enters into any Refinancing of any Secured Obligations, then (a) a Discharge of the Secured Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement, (b) the obligations under such Refinancing of such Secured Obligations shall automatically be treated as Secured Obligations for all purposes of this Agreement and (c) the agent under the loan documents in respect of such Secured Obligations shall be a Secured Agent for all purposes of this Agreement and such Secured Agent shall agree in writing to be bound by the terms of this Agreement.

9. Reserved.

10. Payments Held In Trust. In the event that any Junior Subordinated Claimholder receives any Distribution prohibited by this Agreement, such Distribution shall be held in trust for the benefit of and shall be paid over to or delivered to the Controlling Agent in the form received until the Discharge of the Secured Obligations.

11. Representations. Each Secured Agent represents and warrants to the Junior Subordinated Agent and the other Junior Subordinated Claimholders that (a) it has the requisite power and authority to enter into, execute, deliver, and carry out the terms of this Agreement and (b) this Agreement, when executed and delivered, will constitute the valid and legally binding obligation of such Secured Agent enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles. The Junior Subordinated Agent represents and warrants that (i) it has the requisite power and authority to enter into, execute, deliver, and carry out the terms of this Agreement, and (ii) this Agreement, when executed and delivered, will constitute the valid and legally binding obligation of the Junior Subordinated Agent enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles.

12. Amendments. No amendment or waiver of any provision of this Agreement nor consent to any departure by any party hereto shall be effective unless it is in a written agreement executed by each Secured Agent and the Junior Subordinated Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

13. Instrument Legends. Any promissory note or other instrument evidencing any of the Junior Subordinated Obligations shall at all times include the following language (or language to similar effect approved by the Controlling Agent):

“Anything herein to the contrary notwithstanding, certain of the rights of the holder hereof are subject to the provisions of the Subordination Agreement dated as of October 5, 2018 (as amended, restated, supplemented, or otherwise modified from time to time, the “Subordination Agreement”), by and among ACF FINCO I LP, as Senior Agent, WILMINGTON SAVINGS FUND SOCIETY, FSB, as Senior Subordinated Agent, and WILMINGTON SAVINGS FUND SOCIETY, FSB, as Junior Subordinated Agent. In the event of any conflict between the terms of the Subordination Agreement and this [promissory note], the terms of the Subordination Agreement shall govern and control.”

14. Additional Remedies. If the Junior Subordinated Agent or any Junior Subordinated Claimholder violates any of the terms of this Agreement, in addition to any remedies in law, equity, or otherwise, each Secured Agent may restrain such violation in any court of law and may, in its own or in any Obligor’s name, interpose this Agreement as a defense in any action by the Junior Subordinated Agent or such Junior Subordinated Claimholder. Upon a Secured Agent’s written request, the Junior Subordinated Agent and each other Junior Subordinated Claimholder will promptly take all actions which such Secured Agent believes appropriate to carry out the purposes and provisions of this Agreement.

15. Information Concerning Financial Condition.

(a) Each Secured Agent, for itself and on behalf of the other applicable Secured Claimholders, hereby assumes responsibility for keeping itself informed of the financial condition of the Obligors and of all other circumstances bearing upon the risk of nonpayment of the Secured Obligations and agrees that the Junior Subordinated Agent has and shall have no duty to advise any Secured Agent or any other Secured Claimholder of information known to the Junior Subordinated Agent or any other Junior Subordinated Claimholder regarding such condition or any such circumstances. In the event that the Junior Subordinated Agent, in its sole discretion, undertakes, at any time or from time to time, to provide any such information to any Secured Agent or any other Secured Claimholder, then the Junior Subordinated Agent shall not be under any obligation (i) to provide any such information to any Secured Agent or any other Secured Claimholder on any subsequent occasion, (ii) to undertake any investigation, or (iii) to disclose any information which, pursuant to its commercial finance practices, the Junior Subordinated Agent wishes to maintain confidential. Each Secured Agent, for itself and the other applicable Secured Claimholders, acknowledges and agrees that neither the Junior Subordinated Agent nor any other Junior Subordinated Claimholder has made any warranties or representations with respect to the legality, validity, enforceability, collectability or perfection of the Junior Subordinated Obligations or any liens or security interests held in connection therewith.

(b) Each Junior Subordinated Claimholder hereby assumes responsibility for keeping itself informed of the financial condition of the Obligors and of all other circumstances bearing upon the risk of nonpayment of the Junior Subordinated Obligations, and agrees that no Secured Agent has and shall have any duty to advise the Junior Subordinated Agent or any other Junior Subordinated Claimholder of information known to such Secured Agent or any Secured Claimholder regarding such condition or any such circumstances. In the event that any Secured Agent, in its sole discretion, undertakes, at any time or from time to time, to provide any such information to the Junior Subordinated Agent or any Junior Subordinated Claimholder, then such Secured Agent shall not be under any obligation (i) to provide any such information to the Junior Subordinated Agent or any other Junior Subordinated Claimholder on any subsequent occasion, (ii) to undertake any investigation, or (iii) to disclose any information which, pursuant to its commercial finance practices, such Secured Agent wishes to maintain confidential. Each Junior Subordinated Claimholder acknowledges and agrees that no Secured Agent nor any other Secured Claimholders have made any warranties or representations with respect to the legality, validity, enforceability, collectability or perfection of the Secured Obligations or any liens or security interests held in connection therewith.

16. Third Party Beneficiaries. This Agreement is solely for the benefit of the Secured Agents, the other Secured Claimholders, the Junior Subordinated Agent, and the other Junior Subordinated Claimholders, and their respective successors and assigns, and neither any Obligor nor any other Person is intended to be a third party beneficiary hereunder or to have any right, benefit, priority or interest under, or because of the existence of, or to have any right to enforce, this Agreement. The Secured Agents and the Junior Subordinated Agent shall have the right to modify or terminate this Agreement at any time without notice to or approval of any Obligor or any other Person.

17. Notices. For the purposes of this Agreement, all notices or demands shall be in writing and shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or facsimile confirmed by the recipient and addressed to the notified party at its address set forth below:

If to Senior Agent:	ACF FinCo I LP Attn: Credit Officer/Nuverra Environmental Solutions, Inc. 560 White Plains Road, Suite 400 Tarrytown, NY 10591 Tel: (914) 418-1200 Fax: (914) 921-1154

ACF FinCo I LP Attn: Oleh Szczupak, Vice President 560 White Plains Road, Suite 400 Tarrytown, NY 10591 Tel: (914) 418-1200 (ext. 216) Fax No.: (914) 921-1154

with a copy to:	Morgan, Lewis & Bockius, LLP 101 Park Avenue New York, NY 10178-0060 Attn: Frederick Eisenbiegler, Esq. Tel: (212) 309-6720 Fax No.: (212) 309-6001

If to Senior Subordinated Agent or the Junior Subordinated Agent:	Wilmington Savings Fund Society, FSB WSFS Bank Center 500 Delaware Avenue Wilmington, DE 19801 Attn: Geoffrey Lewis Fax No.: (302) 421-9137

with a copy to:	Morrison & Foerster LLP 250 West 55th Street New York, NY 10019 Attn: Jonathan Levine Fax No.: (212) 468-7900

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. All notices or demands sent in accordance with this section shall be deemed received on the earlier of the date of actual receipt or three (3) days after deposit thereof in the mail.

18. Consent to Jurisdiction; Additional Waivers. Each Secured Agent and each Junior Subordinated Claimholder consent to the jurisdiction of any state or federal court located within the County of New York, State of New York. Each Junior Subordinated Claimholder waives personal service of any and all process upon it, and consents that all service of process be made in the manner set forth in Section 17 for notices. Each Secured Agent and each Junior Subordinated Claimholder waives, to the fullest extent each may effectively do so, any defense or objection based upon forum non conveniens and any defense or objection to venue of any action instituted within the County of New York, State of New York. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION TO ENFORCE OR DEFEND ANY MATTER ARISING FROM OR RELATED TO THIS AGREEMENT.

19. Governing Law. This Agreement has been delivered and accepted at and shall be deemed to have been made in the State of New York, and shall be interpreted, and the rights and liabilities of the parties hereto determined, in accordance with the laws of the State of New York.

20. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties’ respective successors and assigns, subject to the provisions hereof.

21. Integrated Agreement. This Agreement sets forth the entire understanding of the parties with respect to the within matters and may not be modified or amended except upon a writing signed by all parties.

22. Authority. Each of the parties hereto certifies that such party has all necessary authority to execute this Agreement.

23. Counterparts. This Agreement may be executed in one or more counterparts, each one of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by telefacsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.

24. Headings. The headings contained in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

25. Severability. Any provision of this Agreement that is prohibited by law or unenforceable shall be ineffective to the extent of such prohibition or unenforceability, without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision. To the extent permissible, the parties waive any law that prohibits any provision of this Agreement or renders any provision hereof unenforceable.

26. Conflicts. To the extent that there is a conflict or inconsistency between any provision hereof, on the one hand, and any provision of any Junior Subordinated Loan Document, on the other hand, this Agreement shall control and prevail.

27. Discharge of the Junior Subordinated Obligations. Each of the Junior Subordinated Claimholders (including the Junior Subordinated Agent to the extent so instructed in writing by the other Junior Subordinated Claimholders) hereby agree to cause the Discharge of the Junior Subordinated Obligations to occur on or before the Junior Subordinated Maturity Date.

28. Termination. This Agreement shall continue in full force and effect until the earlier to occur of (a) the Discharge of the Junior Subordinated Obligations (so long as it has occurred on or prior to the Junior Subordinated Maturity Date) and (b) the Discharge of the Secured Obligations and shall thereafter be revived to the extent provided for in Section 5(e).

29. Shareholder Actions, etc. Notwithstanding anything herein to the contrary, nothing in this Agreement shall prevent or restrict Junior Subordinated Claimholders or any of their Affiliates from exercising their rights or discharging their duties in their capacities as equityholders of the Obligors or members of the boards of directors (or similar governing bodies) of the Obligors.

30. Relationship to Senior Intercreditor Agreement. As among the Secured Claimholders, (i) nothing herein contained is intended to affect the restrictions on the Secured Obligations owing to them, or the agreements, covenants and other provisions relating thereto, which are contained in and governed by that certain Subordination and Intercreditor Agreement dated as of August 7, 2017 between the Senior Agent and the Senior Subordinated Agent (as amended, supplemented, restated or otherwise modified from time to time in accordance with its terms, the “Senior Intercreditor Agreement”), and (ii) it is the express intent that the relative priorities provided in this Agreement, as among the Secured Claimholders (and not the Obligors or the Junior Subordinated Claimholders), and that all amounts received or receivable by the Senior Lenders, shall be subject to terms of the Senior Intercreditor Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

ACF FINCO I LP, a Delaware limited partnership, as Senior Agent

By:	/s/ Oleh Szczupak
Name:	Oleh Szczupak
Title:	Vice President

[SIGNATURE PAGE TO SUBORDINATION AGREEMENT]

WILMINGTON SAVINGS FUND SOCIETY, FSB, a federal savings bank, as Senior Subordinated Agent

By:	/s/ Geoffrey J. Lewis

Name: Geoffrey J. Lewis Title: Vice President

WILMINGTON SAVINGS FUND SOCIETY, FSB, a federal savings bank, as Junior Subordinated Agent

By:	/s/ Geoffrey J. Lewis

Name: Geoffrey J. Lewis Title: Vice President

[SIGNATURE PAGE TO SUBORDINATION AGREEMENT]

ACKNOWLEDGEMENT

Dated as of October 5, 2018

The undersigned hereby acknowledge and consent to the foregoing Subordination Agreement, dated as of October 5, 2018 (the “Subordination Agreement”), among ACF FINCO I LP, as the Senior Agent, WILMINGTON SAVINGS FUND SOCIETY, FSB, as the Senior Subordinated Agent, and WILMINGTON SAVINGS FUND SOCIETY, FSB, as the Junior Subordinated Agent. Unless otherwise defined in this Acknowledgement, terms defined in the Subordination Agreement have the same meanings when used in this Acknowledgement.

Each Obligor agrees to be bound by the Subordination Agreement, and agrees that any default, event of default, or unmatured event of default by any Obligor under any present or future instrument or agreement among any Obligor and any Junior Subordinated Claimholder shall constitute an immediate default, event of default, and unmatured event of default under all present and future instruments and agreements among any Obligor and any Secured Claimholder. Each Obligor agrees to give notice to the Junior Subordinated Agent of any Event of Default concurrently with providing such notice to any Secured Agent. Each Obligor agrees that the Subordination Agreement may be amended by the Secured Agents and the Junior Subordinated Agent without notice to, or the consent of any Obligor or any other Person.

Each Obligor agrees to be bound by the Subordination Agreement and will not do any act or perform any obligation which is not in accordance with the agreements set forth therein. Each Obligor further acknowledges and agrees that it is not an intended beneficiary or third party beneficiary under the foregoing Subordination Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Acknowledgment as of the date first written above.

NUVERRA ENVIRONMENTAL SOLUTIONS, INC., a Delaware corporation

By: /s/ Edward A. Lang
Name: Edward A. Lang
Title: Executive Vice President and Chief Financial Officer

1960 WELL SERVICES, LLC
BADLANDS LEASING, LLC
BADLANDS POWER FUELS, LLC, a Delaware limited liability company
BADLANDS POWER FUELS, LLC, a North Dakota limited liability company
HECKMANN WATER RESOURCES CORPORATION
HECKMANN WATER RESOURCES (CVR), INC.
HECKMANN WOODS CROSS, LLC
HEK WATER SOLUTIONS, LLC
IDEAL OILFIELD DISPOSAL, LLC
LANDTECH ENTERPRISES, L.L.C.
NES WATER SOLUTIONS, LLC
NUVERRA TOTAL SOLUTIONS, LLC

By: /s/ Edward A. Lang Name: Edward A. Lang Title: Vice President and Treasurer

[SIGNATURE PAGE TO ACKNOWLEDGMENT OF SUBORDINATION AGREEMENT]